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                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                             FORM 8-K

                          CURRENT REPORT



              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934


                          Date of Report
                        February 5, 1997


                     ROYAL SILVER MINES, INC.
      (Exact name of registrant as specified in its charter)


                              NEVADA
          (State or other jurisdiction of incorporation)


      0-25170                                   87-0306609
(Commission File No.)                             (IRS Employer ID)



                       10220 North Nevada
                            Suite 230
                   Spokane, Washington   99218
      (Address of principal executive offices and Zip Code)



                          (509) 466-3144
       (Registrant's telephone number, including area code)









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ITEM 5.  Other Events.

     On the 25th day of January, 1997, Hal Cameron, resigned as an officer and director of the Registrant. Mr. Cameron's resignation was not as a result of any disagreements with the Registrant on any matter relating to the Registrant's operations, policies or practices.

     On the 25th day of January, 1997, Carlos M. Chavez, resigned as an officer and director of the Registrant. Mr. Chavez's resignation was not as a result of any disagreements with the Registrant on any matter relating to the Registrant's operations, policies or practices.

     On the 5th day of February, 1997, the Board of Directors of the Company appointed Thomas Henricksen to fill the vacancy on the Board of Directors created by Mr. Chavez's resignation. Mr.
Henricksen was also appointed Secretary of the Registrant.

Biographical

     Mr. Henricksen is a professional geologist who is currently working as an independent consulting geologist specializing in precious and base metal exploration projects in North and South America. From 1991 to July 1996, Mr. Henricksen was regional manager for Kennecott Exploration, where he was responsible for overseeing all exploration activities in Alaska and the Pacific Northwest. Prior to working for Kennecott, Mr. Henricksen was senior geologist for U.S. Borax from 1977 to 1991. Mr. Henricksen holds a Ph.D. in economic geology from Oregon State University and a B.S. degree in geology from the University of Wisconsin-Oshkosh.


ITEM 9.  Sales of Equity Securities Pursuant to Regulation S.

     On the 30th day of January, 1997, the Company sold to Britannia Holdings Limited ("Britannia"), Channel Islands, 200,000 Units, at US$0.75 per Unit or a total of US$150,000. The Registrant also granted Britannia an option to purchase an additional 335,000 Units on February 14, 1997 and an additional 800,000 Units on March 3, 1997. Neither of the foregoing options has been exercised as of the date hereof. Each Unit consists of one share of Common Stock and one warrant to purchase one additional share of Common Stock at US$1.25 per share. The warrants will expire two years from the date of closing of each transaction. The Units were issued in reliance upon the transaction exemption afforded by Regulation S, as promulgated by the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

     As of the 5th day of February, 1997, Britannia Holdings
Limited had not exercised any warrants.

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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ROYAL SILVER MINES, INC.



                              BY: /s/ Howard M. Crosby, President

DATED: February 5, 1997